UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2021 (June 4, 2021)

PDL Community Bancorp

(Exact name of Registrant as Specified in Its Charter)

Federal	001-38224	82-2857928
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2244 Westchester Avenue Bronx, NY		10462
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (718) 931-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PDLB	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Sale of Real Property

On June 8, 2021, PDL Community Bancorp (the “Company”) announced that on June 4, 2021, Ponce Bank (the “Bank”), a subsidiary of the Company, had completed the previously disclosed sale of real property that Ponce Bank owned, located at 5560 Broadway, Bronx, New York (the “Real Property”). The sale price of the Real Property was $5.7 million. The net book value of the Real Property as of April 30, 2021 was $1.1 million. As a result of the sale of the Real Property, the Company anticipates realizing a pre-tax gain of approximately $4.2 million.

Concurrent with the sale of the Real Property, the Bank and the purchaser entered into a fifteen-year lease agreement whereby the Bank will lease back the Real Property at an initial base annual rent of approximately $281,000, subject to annual rent increases of 1.75%.

Item 9.01	Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 8, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PDL Community Bancorp

Date: June 8, 2021	By:	/s/ Carlos P. Naudon
Carlos P. Naudon
President and Chief Executive Officer